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                                  NEWS RELEASE

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FOR RELEASE:  IMMEDIATE                                CONTACT:  MARIA VAFIADES
                                                                 (508) 947-4343

                MAYFLOWER BANCORP REPORTS SECOND QUARTER EARNINGS
                -------------------------------------------------
                             AND PAYMENT OF DIVIDEND
                             -----------------------

         (Middleboro, MA), November 24, 2009 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $302,000 or $0.15 per share for its second quarter ended October 31, 2009 as compared to a net loss of $907,000 or $0.44 per share for the same quarter last year. The diluted earnings per share for the second quarter were $0.15 compared to a diluted loss per share of $0.44 for the second quarter of last year.

         For the six-months ended October 31, 2009, net income was $534,000 or $0.26 per share, compared to a net loss of $657,000 or $0.32 per share for the same period last year. On a diluted per share basis, earnings for the six months were $0.26 per share compared to a diluted loss per share of $0.32 for the same period last year.

         Included in the prior-year operating results for the second quarter was a gross, other than temporary impairment charge of $1.9 million related to the Company's ownership of The Federal National Mortgage Association's ("Fannie Mae") and The Federal Home Loan Mortgage Corporation's ("Freddie Mac") preferred and auction rate preferred stock. The net after-tax reduction in earnings as a result of that charge was $1.2 million.

         Net interest income for the quarter ending October 31, 2009 increased by $19,000 or 1.0% to $1.9 million. This increase was due in part to matured certificates of deposit repricing into lower rates, offset by a reduction in the average balance of loans outstanding. During the quarter ended October 31, 2009, the Company's net interest margin increased, from 3.32% for the quarter ended October 31, 2008 to 3.35% for the quarter ended October 31, 2009. Total average interest earning assets for the quarter increased from $224.1 million for the quarter ended October 31, 2008 to $224.7 million for the quarter ended October 31, 2009 and average interest bearing liabilities grew from $220.4 million for the quarter ended October 31, 2008 to $225.2 million for the quarter ended October 31, 2009.

         Non-interest income for the quarter increased by $2.1 million, primarily due to a change in gains/losses on sales and writedowns on investments, from a loss of $1.9 million for the prior year quarter to a gain of $128,000. The prior year loss was a result of the previously mentioned $1.9 million Fannie Mae and Freddie Mac other-than-temporary impairment charge recognized during the quarter ended October 31, 2008. Additionally, gains on sales of loans increased by $36,000 due to increased residential one-to-four family mortgage originations and sales, and other income increased by $15,000. These increases were offset by a decrease of $22,000 in loan origination fees as a function of adjusted amortization of the mortgage servicing asset and by a decrease of $14,000 in customer service fees.

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         As compared to the same period last year, total operating expenses increased by $133,000 or 7.2% for the quarter ended October 31, 2009. This increase was comprised of an increase of $77,000 in FDIC assessment expense due to higher FDIC deposit insurance premiums. Additionally, salary and benefit expense increased by $85,000 due to employees hired to staff the new branch in Plymouth, MA, the hiring of a new commercial loan officer, and increases in employee benefit costs. Also, occupancy and equipment expenses increased by $16,000 due to the opening of the Company's new Plymouth, MA branch, while other expenses increased by $59,000 due to increased marketing costs associated with that new office. These increases were offset by a decrease of $104,000 in losses and expenses of foreclosed real estate due to prior-year recognition of a foreclosed property loss.

         For the six-months ended October 31, 2009, net interest income was $3.7 million, an increase of $64,000 or 1.8% compared to the prior year six-month period. Additionally, the Company's net interest margin increased from 3.26% for the six-months ended October 31, 2008 to 3.30% for six-months ended October 31, 2009. Average interest earning assets for the six-months ended October 31, 2009 were $225.2 million as compared to $224.6 million for the six-months ended October 31, 2008 and average interest bearing liabilities were $225.3 million compared to $220.4 million for the same six-month period one year ago.

         For the six-months ended October 31, 2009, non-interest income improved in total by $2.3 million, primarily impacted by the prior year $1.9 million gross Fannie Mae and Freddie Mac investment writedowns, as compared to investment gains of $131,000 realized during the current year period. Additionally, gains on sales of mortgages increased by $206,000. These additional gains were a function of decreases in prevailing mortgage interest rates during the period, which resulted in increased volumes of fixed-rate residential mortgage closings, which the Company was able to profitably sell. Finally, other income increased by $24,000. These increases were offset by a decrease of $30,000 in loan origination fees and by a decrease of $14,000 in customer service fees.

         Total operating expenses increased by $380,000 to $3.9 million for the six-months ended October 31, 2009, an increase of 10.7%. This increase was attributable to an increase of $159,000 in salary and benefit expense, an increase of $154,000 in FDIC assessment expense, an increase of $121,000 in other expenses, and an increase of $26,000 in occupancy and equipment expense. These increases were offset by a decrease of $80,000 in losses and expenses related to foreclosed property.

         Since the end of the April 30, 2009 fiscal year, total assets of the Company have decreased by $539,000, ending at $249.0 million as of October 31, 2009. During the six-month period, cash and cash equivalents increased by $3.3 million and total investments increased by $5.5 million. These increases were offset by a decrease of $9.2 million in net loans receivable. This decline in loan balances is a result of a decrease of $6.2 million in residential mortgages, a decrease of $2.7 million in net construction loans outstanding, a decrease of $881,000 in home equity loans and lines of credit, and a decrease of $140,000 in personal loans. These reductions were partially offset by an increase of $536,000 in commercial loans and mortgages. During the six-months ended October 31, 2009, total deposits increased by $2.6 million. This increase was due to growth of $4.0 million in money market deposit accounts and growth of $5.2 million in checking and savings accounts, offset by a decrease of $6.7 million in certificates of deposit. Finally, borrowed funds outstanding decreased by $3.0 million.

         As of October 31, 2009, non-performing assets totaled $2.5 million, compared to $935,000 at April 30, 2009. The increase is due primarily to the addition of a $1.4 million commercial mortgage to the non-performing category. The property securing this mortgage is located in the Company's primary market area and was appraised for $2.2 million in March 2009.

         Total stockholders' equity was $20.1 million at October 31, 2009, compared to $19.3 million at April 30, 2009. Tier 1 capital to average assets was 7.75% at October 31, 2009, compared to 7.56% at April 30, 2009. The increase in total equity is due to net income for the six-months of $534,000 and an increase of $625,000 in the net unrealized gain on securities classified as available-for-sale. Those increases in total equity were partially offset during

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the six-month period by dividends of $.16 per share and totaling $334,000 as paid to shareholders, and by Company stock repurchases totaling $20,000.

         In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on December 11, 2009, to shareholders of record as of December 4, 2009.

         Commenting further, Mr. Pratt added, "we continue to operate in an extremely difficult environment, and although optimistic about an economic recovery, as yet, we see precious little evidence of one in our market. Although our asset quality has continued to be comparatively good, even our conservatively underwritten loan portfolio may be subject to ongoing pressure in the periods to come. We have been successful in controlling our funding costs and improving our net interest margin, and we expect that trend to continue through the remainder of our current fiscal year, as high cost certificates of deposit are replaced on our balance sheet by lower cost, core deposits."

         Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.
                           ---------------------


         (See accompanying Selected Consolidated Financial Information)

THIS EARNINGS REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.

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

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  OCTOBER 31,                          APRIL 30,
                                                                     2009                                2009
                                                                ---------------                      -------------
Total assets                                                     $  249,006                          $  249,545
Loans receivable, net                                               121,892                             131,111
Federal funds sold and interest bearing deposits                      9,418                               6,184
Investment securities:
   Held to maturity                                                  46,252                              45,239
   Available for sale, net                                           49,502                              45,022
Deposits                                                            216,523                             213,957
Borrowed funds                                                       10,877                              13,888
Stockholders' equity                                                 20,143                              19,338

Tier 1 Capital to average assets                                      7.75%                               7.56%
Tier 1 Capital to risk-weighted assets                               14.32%                              13.39%
Book value per share                                             $    9.67                           $    9.27

                                                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                        OCTOBER 31,                          OCTOBER 31,
                                                                    2009          2008                   2009          2008
                                                                 -------------------------           -------------------------
Statement of operations
   Interest and dividend income                                  $    2,854    $    3,157            $    5,781    $    6,341
   Interest expense                                                     973         1,295                 2,062         2,686
                                                                 ----------    ----------            ----------    ----------
      Net interest income                                             1,881         1,862                 3,719         3,655

   Provision for loan losses                                             --            --                    --            --
   Gain on sales of loans                                                81            45                   270            64
   Gain (loss) on sales and writedowns of investments                   128        (1,930)                  131        (1,944)
   Other non interest income                                            287           308                   553           573
   Operating expenses                                                (1,979)       (1,846)               (3,941)       (3,561)
                                                                 ----------    ----------            ----------    ----------
   Income (loss) before income taxes                                    398        (1,561)                  732        (1,213)
   Income taxes                                                          96          (654)                  198          (556)
                                                                 ----------    ----------            ----------    ----------

   Net income (loss)                                             $      302    $     (907)           $      534    $     (657)
                                                                 ==========    ==========            ==========    ==========

   Earnings (loss) per share - basic                             $     0.15    $    (0.44)           $     0.26    $    (0.32)

   Earnings (loss) per share - diluted                           $     0.15    $    (0.44)           $     0.26    $    (0.32)

   Dividends per share                                           $     0.06    $     0.10            $     0.16    $     0.20

   Weighted average shares outstanding                            2,084,399     2,090,691             2,085,004     2,091,327

   Annualized return on average assets                                0.49%        -1.51%                 0.43%        -0.55%

   Annualized return on average equity                                6.08%       -19.54%                 5.44%        -6.90%

   Net interest spread                                                3.35%         3.29%                 3.31%         3.21%

   Net interest margin                                                3.35%         3.32%                 3.30%         3.26%

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

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)

                                                                   OCTOBER 31,        APRIL 30,         OCTOBER 31,
Loans past due over 90 days:                                           2009             2009                2008
                                                                  -------------      ------------       ------------
   Residential mortgages                                             $   354           $   345            $     -

   Commercial and construction mortgages                                   -                 -                  -

   Commercial time and demand loans                                        -                 -                  -

   Consumer and other loans                                                -                 -                  -

                                                                  -------------      ------------       ------------
                                                                     $   354           $   345            $     -
                                                                  =============      ============       ============

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:

   Net loans receivable                                                0.29%             0.26%                  -

   Total assets                                                        0.14%             0.14%                  -


NON-PERFORMING ASSETS

 **Non-accrual loans                                                 $ 1,777           $   345            $     -
   Real estate acquired by foreclosure                                   723               590                317

                                                                  -------------      ------------       ------------
                                                                     $ 2,500           $   935            $   317
                                                                  =============      ============       ============

Non-performing assets as a percentage of:

   Net loans receivable                                                2.05%             0.71%              0.25%

   Total assets                                                        1.00%             0.37%              0.13%


ALLOWANCE FOR LOAN LOSSES                                            $ 1,235           $ 1,305            $ 1,378


ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF
   NON-PERFORMING LOANS                                               69.50%           378.26%                N/A

ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF NET LOANS                 1.01%             1.00%              1.08%

** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest

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